UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 20, 2009

PTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25485	88-0380544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3355 Spring Mountain Road, Suite 66 Las Vegas, Nevada	89102
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 882-3999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Items 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

On August 20, 2009, the Registrant appointed Connie Kim as the Company’s Corporate Secretary effective immediately. The Registrant and Ms. Kim are currently in the processes of finalizing an employment agreement; however, as of the date hereof there is not a written employment agreement in place.

Connie Kim, Ms. Kim is a longtime Las Vegas business woman who has held various marketing positions over her years.  Most recently Ms. Kim has owned and continues to presently own her own company, C. K Specialty Products& Services, LLC, which provides various marketing and support services to both domestic and international clients.  Most notably, after Ms. Kim converted her sole proprietorship to an LLC in 2006, Ms. Kim expanded her company’s activities beyond marketing and product sourcing services to provide various marketing and production services related to televised poker tournaments, inclusive of structure, production and broadcast commentary.  Prior to starting her own company in 2004, Ms. Kim was responsible for corporate relations at a multi-property gaming company.  Subsequent to her father’s recent stroke and his ensuing challenges, Ms. Kim has become concerned and active in the area ADA compliance and is becoming an advocate for persons who are challenged with ADA classed limitations.  Ms. Kim is delighted to join PTS as corporate Secretary and is looking forward to increasing her role within the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTS, Inc.

By: /s/ Peter Chin

Date: August 21, 2009

Peter Chin, Chief Executive Officer